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                                                                    EXHIBIT 23.1

                         INDEPENDENT AUDITORS' CONSENT


     We consent to the incorporation by reference in this Registration Statement on Form S-4 of Patriot American Hospitality, Inc. and Wyndham International, Inc. of our report dated March 28, 1997 (which expresses an unqualified option and includes an explanatory paragraph relating to a proposed merger and certain disagreements between the Companies), appearing in the Annual Report on Form 10-K of Bay Meadows Operating Company and of California Jockey Club for the year ended December 31, 1996 and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Joint Registration Statement.

                                    /s/ DELOITTE & TOUCHE LLP

San Francisco, California
January 8, 1998